Exhibit 99.1

Mesa Laboratories Appoints Tony Tripeny to its Board of Directors

Lakewood, Colorado, June 23, 2022 – Mesa Laboratories, Inc. (NASDAQ:MLAB) announced the appointment of Tony Tripeny to its Board of Directors (the “Board”), effective June 23, 2022. Tony was previously the Executive Vice President and Chief Financial Officer of Corning, Incorporated and retired on May 2, 2022.

With Mr. Tripeny’s appointment, the Mesa Laboratories, Inc. Board of Directors will be comprised of eight directors, six of whom are independent. Mr. Tripeny is likely to be appointed to the Audit Committee and brings extensive financial experience to the Board. The Board is committed to ongoing director refreshment and continues to consider new, qualified independent directors.

“As we continue to evolve our business and strategy, it is an honor to welcome Tony to our Board of Directors” said John Sullivan, Ph.D., Chairman of the Board of Directors, “Tony’s vast financial experience will help Mesa navigate its continued acquisition strategy and other strategic objectives, positioning us well for success in the future.”

During his 36-year career with Corning, Incorporated, Tony Tripeny held various, progressive leadership roles in the areas of corporate accounting and finance, including Executive Vice President, Chief Financial Officer and Senior Vice President, Corporate Controller and Principal Accounting Officer. He has significant operational, strategy, and M&A experience, extensive knowledge of the manufacturing, technology, and life sciences industries, and a background in international corporate accounting. Mr. Tripeny has a leadership style characterized by his ability to be steady, adaptable, and action-oriented during times of volatility and possesses a proven track record of recruiting and mentoring diverse talent. He received a bachelor’s degree in economics from the University of Pennsylvania’s Wharton School of Business and is a member of the Financial Executives Institute and the Institute of Management Accounting.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacturing of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Clinical Genomics, and Calibration Solutions) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

CONTACT: Gary Owens; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com